Exhibit 10.8

September 6, 2011

Entech Solar, Inc.

13301 Park Vista Blvd., Suite 100

Fort Worth, Texas 76177

Re:        Option to Purchase Shares of Common Stock

Dear Ms. Hollingsworth:

As you are aware, The Quercus Trust, a family trust of which I am a trustee, has for several years now been instrumental in funding Entech Solar, Inc. (the “Company”), and as a result, has accumulated a significant number of shares of the Company’s capital stock. In order to help preserve the value of this investment and to provide for the Company’s continued operations, in the event of my death on or before December 31, 2011, I hereby grant to the Company an irrevocable option pursuant to which the Company may, at its sole election, sell to my estate up to $10 million worth of its common stock at a per share sale price equal to 80% of the average closing trading price of the common stock for the one year period prior to the date of my death.

Pursuant to and in connection with the foregoing, I also hereby agree to take such actions as may be necessary to cause my estate, upon my death, to enter into the Company’s standard form of stock purchase agreement and to acquire such shares of common stock in the event the Company exercises the option described in this letter agreement, with the closing of such purchase to occur on such date as funds are available from the proceeds of life insurance which is currently in effect and will remain in effect in an amount sufficient to fund the purchase described herein, and in any event, no later than six months following the date of my death.

Kind Regards,

/s/ David Gelbaum

David Gelbaum

Acknowledged and Agreed:

Entech Solar, Inc.

By: /s/ Shelley Hollingsworth

Name: Shelley Hollingsworth

Title: Chief Financial Officer